EXHIBIT 5.1

[O’Melveny & Myers LLP Letterhead]

November 4, 2010

Nektar Therapeutics
201 Industrial Road
San Carlos, California 94070

Re:           Registration of Securities of Nektar Therapeutics

Ladies and Gentlemen:

In connection with the registration of up to 700,000 shares of Common Stock of Nektar Therapeutics, a Delaware corporation (the “Company”), par value $0.0001 per share (the “Shares”), and additional preferred share purchase rights pursuant to the Rights Agreement, dated June 1, 2001, between the Company and Mellon Investor Services LLC, as Rights Agent (the “Rights”), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, such Shares to be issued or delivered pursuant to the Nektar Therapeutics Employee Stock Purchase Plan (the “Plan”), you have requested our opinion set forth below.

In our capacity as counsel, we have examined originals or copies of those corporate and other records of the Company we considered appropriate.

On the basis of such examination and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the Shares and related Rights have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, and upon payment for and delivery of the Shares as contemplated in accordance with the Plan, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable, and the Rights that accompany such Shares will be validly issued.

We consent to your filing this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ O’Melveny & Meyers LLP